SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:    AUSA Series Annuity Account

B. Address of Principal Business Office (Number and Street, City, State, Zip Code):

         AUSA Life Insurance Company, Inc.

         Home Office                            Administrative Office
         -----------                            ---------------------
         4 Manhattanville Road                  570 Carillon Parkway
         Purchase, New York 10577               St. Petersburg, Florida 33716

C.       Telephone Number (including area code):  1-800-322-7353

D.       Name and address of agent for service    Kimberly A. Scouller, Esq.
         of process:                              570 Carillon Parkway
                                                  St. Petersburg, Florida 33716

E.       Copy to:          Mary Jane Wilson-Bilik, Esq.
                           Sutherland Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, DC 20004-2415

F.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    Yes    X                No
                                       ----------              ---------


         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of St. Petersburg, and State of Florida this 15th day of June, 2001.

         (SEAL)               AUSA Series Annuity Account
                              (Name of Registrant)


                              By:      AUSA Life Insurance Company, Inc.
                                       (Name of Depositor)

                                       By:  /s/ Tom A. Schlossberg
                                            -----------------------------------
                                            Tom A. Schlossberg
                                            Chairman of the Board and President

ATTEST:

By:      /s/ Robert S. Rubinstein
         -----------------------------------
         Robert S. Rubinstein
         Vice President and Assistant Secretary